Exhibit 99.1

NEWS RELEASE

Media Contacts:

Fred Kornberg, President and Chief Executive Officer

Robert G. Rouse, Chief Financial Officer

(631) 777-8900

Info@comtechtel.com

COMTECH TELECOMMUNICATIONS CORP. ANNOUNCES RECORD
RESULTS FOR THE SECOND QUARTER OF FISCAL 2005
AND DECLARES 3-FOR-2 STOCK SPLIT

Melville, New York – March 9, 2005 — Comtech Telecommunications Corp. (Nasdaq: CMTL) today reported record results for the second quarter of fiscal 2005. Sales, operating profit, EBITDA, net income and diluted earnings per share shattered all previous highs. The Company also announced that its Board of Directors has approved a three-for-two stock split to be effected in the form of a stock dividend. The financial information in this press release has not been adjusted for the stock split. Such information will be restated to reflect the stock split once it becomes effective.

Quarterly sales soared past the $70 million mark for the first time in the Company’s history. Net sales for the three months ended January 31, 2005 were $78.1 million compared to $56.8 million for the three months ended January 31, 2004. Strong increases in sales were experienced in all three business segments.

Net income of $10.2 million, or $0.59 per diluted share, for the three months ended January 31, 2005 was nearly double the $5.2 million, or $0.34 per diluted share, for the three months ended January 31, 2004. The diluted earnings per share amount for the second quarter of fiscal 2005 reflects $0.05 of dilution in connection with the required adoption of new accounting rules regarding the impact of contingently convertible debt on the calculation of diluted earnings per share.

The second quarter results were impacted by favorable adjustments to certain long-term contracts in our telecommunications transmission and mobile data communications segments which reflect continuing positive trends in our performance on these contracts, as well as increased funding on the Movement Tracking System contract with the U.S. Army. These adjustments, which are more fully described in our Form 10-Q filed earlier today, contributed $5.9 million, $3.7 million, $3.3 million and $2.2 million, respectively, to the quarter’s net sales, gross profit, operating profit and net income.

Net sales for the six months ended January 31, 2005 were $134.2 million compared to $113.1 million for the six months ended January 31, 2004. Net income for the six months ended January 31, 2005 was $17.3 million, or $1.02 per diluted share, versus $11.0 million, or $0.71 per diluted share, for the six months ended January 31, 2004.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $16.6 million and $9.2 million for the three months ended January 31, 2005 and 2004, respectively. For the six months ended January 31, 2005 and 2004, EBITDA was $28.8 million and $19.1 million, respectively. Cash flows from operating activities were an impressive $40.5 million for the six months ended January 31, 2005.

Backlog as of January 31, 2005 remained strong at $159.0 million. Bookings for the three and six months ended January 31, 2005 were $74.4 million and $209.6 million, respectively.

The additional shares relating to the stock split will be issued on April 4, 2005 to stockholders of record on March 21, 2005. Cash will be distributed in lieu of any fractional shares. The Company currently has 14,436,919 shares outstanding. After the split, there will be approximately 21,655,000 shares outstanding.

-more-

In commenting on the Company’s performance during the second quarter of fiscal 2005, Fred Kornberg, President and Chief Executive Officer, noted, “The quarter was truly outstanding in every sense of the word, as evidenced by our operating results which were impressive based on any measure. We view our performance in recent years as a tangible validation of our strategic vision.”

Mr. Kornberg added, “Fiscal 2005 is expected to be another record year for us on the top and bottom lines: the third in a row. In fact, our sales for the first six months of fiscal 2005 exceeded our sales for all of fiscal 2002. The vast majority of the sales growth was organic; further validating that we enjoy solid leadership positions in high growth markets. We look forward to the balance of fiscal 2005 and beyond with continued enthusiasm.”

In commenting on the Company’s stock split, Mr. Kornberg noted, “We believe the stock split will enhance the liquidity in the market for our shares and make our shares more accessible to individual and institutional investors.”

Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. The Company conducts its business through three complementary segments: telecommunications transmission, mobile data communications and RF microwave amplifiers. The Company offers niche products, systems and services where it believes it has technological, engineering, systems design or other expertise that differentiate its product offerings.

The Company has scheduled an investor conference call for 11:30 AM (ET) on Wednesday, March 9, 2005. Investors and the public are invited to access a live webcast of the conference call from the news section of the Comtech web site, www.comtechtel.com. Alternatively, investors can access the conference call by dialing (877) 707-9631 (domestic), or (785) 832-0326 (international) and using the conference I.D. of “Comtech.” A replay of the conference call will be available for seven days by dialing (402) 220-1550. In addition, an updated investor presentation, including updated earnings guidance, will be available on our web site shortly after the conference call.

Certain information in this press release contains forward-looking statements, including but not limited to, information relating to the future performance and financial condition of the Company, the plans and objectives of the Company’s management and the Company’s assumptions regarding such performance and plans that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company’s Securities and Exchange Commission filings identify many such risks and uncertainties, which include the following:

•	Our operating results being difficult to forecast and subject to volatility;
•	Our inability to maintain our government business;
•	Our inability to keep pace with technological changes;
•	Our dependence on international sales;
•	The impact of a domestic or foreign economic slow-down and reduction in telecommunications equipment and systems spending on the demand for our products, systems and services;
•	Our mobile data communications business being in an early stage;
•	Our backlog being subject to cancellation or modification;
•	Our dependence on component availability, subcontractor availability and performance by key suppliers;
•	Our fixed price contracts being subject to risk;
•	The impact of adverse regulatory changes on our ability to sell products, systems and services;
•	The impact of prevailing economic and political conditions on our businesses;
•	Whether we can successfully integrate and assimilate the operations of acquired businesses;
•	The impact of the loss of key technical or management personnel;
•	The highly competitive nature of our markets;
•	Our inability to protect our proprietary technology;
•	Our operations being subject to environmental regulation;
•	The impact of recently enacted and proposed changes in securities laws and regulations on our costs;
•	The impact of terrorist attacks and threats, and government responses thereto, and threats of war on our businesses;
•	Our inability to satisfy our debt obligations, including the recently issued convertible senior notes;
•	The inability to effectuate a change in control of the Company due to provisions in its Corporate documents, stockholders’ rights plan and Delaware law;
•	Our stock price being volatile; and
•	Our current intention not to declare or pay any cash dividends.

– Tables follow –

COMTECH TELECOMMUNICATIONS CORP.

Consolidated Statements of Operations

(Unaudited)

	Three months ended January 31,		Six months ended January 31,

	2005	2004	2005	2004
Net sales	$78,087,000	56,794,000	134,209,000	113,090,000
Cost of sales	45,797,000	36,181,000	74,798,000	71,497,000

Gross profit	32,290,000	20,613,000	59,411,000	41,593,000

Expenses:
Selling, general and administrative	12,033,000	8,804,000	23,257,000	17,378,000
Research and development	4,954,000	3,664,000	9,850,000	7,205,000
Amortization of intangibles	568,000	499,000	1,137,000	999,000

	17,555,000	12,967,000	34,244,000	25,582,000

Operating income	14,735,000	7,646,000	25,167,000	16,011,000
Other expense (income):
Interest expense	667,000	51,000	1,336,000	75,000
Interest income	(905,000)	(114,000)	(1,548,000)	(219,000)

Income before provision for income taxes	14,973,000	7,709,000	25,379,000	16,155,000
Provision for income taxes	4,791,000	2,466,000	8,121,000	5,169,000

Net income	$10,182,000	5,243,000	17,258,000	10,986,000

Net income per share:
Basic	$0.71	0.37	1.21	0.78

Diluted	$0.59	0.34	1.02	0.71

Weighted average number of common shares
outstanding - basic	14,324,000	14,080,000	14,294,000	14,017,000

Weighted average number of common and
common equivalent shares outstanding
assuming dilution - diluted	18,014,000	15,671,000	17,838,000	15,517,000

EBITDA (1)	$16,587,000	9,200,000	28,833,000	19,127,000

Reconciliation of net income to EBITDA:
Net income	$10,182,000	5,243,000	17,258,000	10,986,000
Income taxes	4,791,000	2,466,000	8,121,000	5,169,000
Net interest expense (income)	(238,000)	(63,000)	(212,000)	(144,000)
Depreciation and amortization	1,852,000	1,554,000	3,666,000	3,116,000

EBITDA	$16,587,000	9,200,000	28,833,000	19,127,000

(1)

Represents earnings before interest, income taxes, depreciation and amortization. EBITDA is a non-GAAP operating metric used by management in assessing the Company’s operating results and ability to meet debt service requirements. EBITDA is also a measure frequently requested by the Company’s investors and analysts. The Company believes that investors and analysts may use EBITDA, along with other information contained in its SEC filings, in assessing its ability to generate cash flow and service debt.

COMTECH TELECOMMUNICATIONS CORP.

Consolidated Balance Sheets

Item 1.	January 31, 2005	July 31, 2004
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$201,743,000	163,292,000
Restricted cash	1,044,000	4,054,000
Accounts receivable, net	41,412,000	43,002,000
Inventories, net	38,555,000	39,758,000
Prepaid expenses and other current assets	5,107,000	1,817,000
Deferred tax asset - current	6,501,000	6,501,000

Total current assets	294,362,000	258,424,000

Property, plant and equipment, net	15,450,000	14,652,000
Goodwill	18,721,000	18,721,000
Intangibles with definite lives, net	9,569,000	10,706,000
Deferred financing costs, net	3,267,000	3,541,000
Other assets, net	413,000	346,000

Total assets	$341,782,000	306,390,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$16,808,000	9,566,000
Accrued expenses	24,264,000	20,515,000
Customer advances and deposits	11,045,000	7,290,000
Deferred service revenue	10,248,000	13,716,000
Current installments of capital lease obligations	162,000	234,000
Interest payable	1,050,000	1,073,000
Income taxes payable	9,885,000	4,812,000

Total current liabilities	73,462,000	57,206,000

Convertible senior notes	105,000,000	105,000,000
Capital lease obligations, less current installments	90,000	158,000
Deferred tax liability - non-current	1,628,000	1,628,000

Total liabilities	180,180,000	163,992,000
Stockholders’ equity:
Preferred stock, par value $.10 per share; shares authorized and
unissued 2,000,000	—	—
Common stock, par value $.10 per share; authorized 30,000,000 shares;
issued 14,562,794 shares at January 31, 2005 and 14,371,335 shares
at July 31, 2004	1,456,000	1,437,000
Additional paid-in capital	112,362,000	110,435,000
Retained earnings	47,969,000	30,711,000

	161,787,000	142,583,000
Less:
Treasury stock (140,625 shares)	(185,000)	(185,000)

Total stockholders’ equity	161,602,000	142,398,000

Total liabilities and stockholders’ equity	$341,782,000	306,390,000

Commitments and contingencies

ECMTL

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